Exhibit 99.1

10X CAPITAL VENTURE ACQUISITION CORP

PRO FORMA BALANCE SHEET

	Actual as of November 27, 2020	Pro Forma Adjustments		As Adjusted as of November 27, 2020
		(unaudited)		(unaudited)
ASSETS
Current Assets
Cash	$1,304,880	$—		$1,304,880
Due from Sponsor	192,690	—		192,690
Prepaid expenses and other current assets	28,550	—		28,550
Total Current Assets	1,526,120	—		1,526,120

Cash held in Trust Account	175,000,000	26,250,000	(a)	201,250,000
Total Assets	$176,526,120	$26,250,000		$202,776,120

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accrued offering costs	$15,000	—		15,000
Total Current Liabilities	15,000	—		15,000

Deferred underwriting fee payable	6,125,000	1,443,750	(b)	7,568,750
Total Liabilities	6,140,000	1,443,750		7,583,750

Commitments and Contingencies

Class A common stock, $0.0001 par value, subject to possible redemption, 16,538,611 and 19,019,236 shares at $10.00 per share	165,386,110	24,806,250	(c)	190,192,360

Stockholders’ Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—		—
Class A Common stock, $0.0001 par value; 280,000,000 shares authorized; 961,389 and 1,105,764 shares issued and outstanding (excluding 16,538,611 and 19,019,236 shares, respectively, subject to possible redemption)	96	263	(a)	111
		(248	)(c)

Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 5,031,250 shares issued and outstanding	503	—		503

Additional paid-in capital	5,005,661	26,249,737	(a)	5,005,646
		(1,443,750	)(b)
		(24,806,002	)(c)

Accumulated deficit	(6,250)	—		(6,250)
Total Stockholders’ Equity	5,000,010	—		5,000,010
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$176,526,120	$26,250,000		$202,776,120

See accompanying note to the pro forma balance sheet.

10X CAPITAL VENTURE ACQUISITION CORP

NOTE TO PRO FORMA BALANCE SHEET

(unaudited)

NOTE 1 - CLOSING OF OVER-ALLOTMENT OPTION

The accompanying unaudited Pro Forma Balance Sheet presents the Balance Sheet of 10X Capital Venture Acquisition Corp (the “Company”) as of November 27, 2020, adjusted for the partial closing of the underwriters’ over-allotment option and related transactions, which occurred on December 18, 2020, as described below.

On December 18, 2020, the Company consummated the closing of the sale of 2,625,000 additional units (the “Units”) at a price of $10.00 per unit upon receiving notice of the underwriters’ election to fully exercise their over-allotment option, generating additional gross proceeds of $26,250,000 to the Company. Each Unit consists of one share of the Company’s Class A common stock (the “Common Stock”) and one-half of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Common Stock at a price of $11.50 per share. Transaction costs amounted to $1,443,750, consisting of additional underwriting fees, which have been deferred until the completion of the Company’s Business Combination. As a result of the underwriters’ election to fully exercise their over-allotment option, 656,250 Founder Shares are no longer subject to forfeiture. Pro forma adjustments to reflect the exercise of the underwriters’ over-allotment option are as follows:

	Pro forma entries:	Debit	Credit
a.	Cash held in Trust Account	26,250,000
	Class A common stock		263
	Additional paid-in capital		26,249,737
	To record sale of 2,625,000 Units on over-allotment option at $10.00 per Unit.

b.	Additional paid-in capital	1,443,750
	Deferred underwriting fee payable		1,443,750
	To record the liability for the deferred underwriting fees on over-allotment option.

.	Class A common stock	248
	Additional paid-in capital	24,806,002
	Common Stock Subject to Redemption		24,806,250
	To reclassify Class A common stock out of permanent equity into mezzanine redeemable shares.